EXHIBIT 23.1

CONSENT

The Board of Directors
Circle Star Energy Corp.;

We hereby consent to the incorporation by reference in this annual report on Form 10-K of Circle Star Energy Corp (the “Company”) of the reference to LaRoche Petroleum Consultants, Ltd’s (“LaRoche”) name included or incorporated by reference in connection with the information contained in our reserve report titled “Estimate of Reserves and Future Net Cash Flow to the Circle Star Energy Corporation Interest in Certain Properties Located in Various Counties, Texas as of July 31, 2011” and dated August 26, 2011 and incorporated by reference into the Company’s Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission on July 25, 2012 (File No. 000-53868).

We hereby further consent to the use of our name and to the filing as exhibits to this annual report on Form 10-K of the Company of the reports of LaRoche dated June 8, 2012 and June 29, 2012 and to its incorporation by reference into the Company’s Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission on July 25, 2012 (File No. 000-53868).

LaRoche Petroleum Consultants, Ltd.

By: /s/ William M. Kazmann
Title: Partner
Dated: August 13, 2012